WHOLESALE BROKER-DEALER SUPERVISORY AND SALES AGREEMENT

The brokerage general agents listed on Schedule 1 attached hereto (the “BGA’s”) have entered into Brokerage General Agent Agreements with the Distributor and certain affiliates authorizing them to distribute Company Products (as such terms and all other terms used herein are defined below). The authority granted the BGA’s to distribute Company Products which are Variable Company Products, however, is conditioned on the agreement of the BGA’s to distribute such Products jointly with you and is further conditioned upon your agreement to distribute such Products jointly with the BGA’s on the terms and condition of this Agreement.

Now therefore:

1.     AUTHORIZATION

The Distributor authorizes you on a non-exclusive basis to act as a broker-dealer for the purpose of jointly distributing Variable Company Products to Qualified Retailers. You accept such authorization and agree to distribute Variable Company Products jointly with the BGA in accordance with the terms and conditions of this Agreement.

2.     RELATIONSHIP

As a Broker-Dealer, you will be an independent contractor with full freedom to determine the time, place and method of performance and agree that neither this Agreement nor any related dealings with the Company or the Distributor hereafter will create a relationship of employee and employer between you and the Distributor or the Company.

3.     UNDERTAKINGS

(a) Registered Broker-Dealer. You will, at all times when performing services under this Agreement, be registered as a securities broker/dealer under the 1934 Act, be a member in good standing of FINRA and be licensed or registered as a securities broker/dealer in the states that require such licensing or registration in connection with the services to be provided under this Agreement.

(b) Joint Performance: You will perform your obligations under this Agreement jointly with the BGAs.

(c) Qualified Retailers. In performing your obligations under this Agreement, you will deal exclusively with Qualified Retailers and registered representatives of Qualified Retailers who are licensed insurance agents appointed to the Company (“Qualified Representatives”).

(d) Your Representatives. To the extent required by law or regulation, all your dealings with Qualified Retailers and Qualified Representatives with respect to Variable Company Products will be conducted on your behalf by individuals who are both registered with FINRA as your representatives and are licensed insurance agents affiliated with a BGA and appointed to the Company (your “Representatives”).

(e) No Retail Sales. You will not contact, solicit purchasers for Variable Company Products from, or provide services to, clients of Qualified Retailers or any other members of the public pursuant to this Agreement.

(f) Networking Agreement. You warrant and represent that you have a Networking Agreement with each BGA and such Networking Agreement is in full force and effect and satisfies the conditions set forth in the Letter Ruling. You will comply with all obligations on your part under each such Networking Agreement.

(f) Supervision. You will be responsible for the training, supervision, control and conduct of your officers, directors, employees, agents and representatives, including your Representatives, in connection with the solicitation of purchasers for and/or servicing of Variable Company Products pursuant to this Agreement to assure compliance with all applicable federal and state laws and regulations (including without limitation, securities laws), FINRA requirements and the procedures from time to time issued to you by the Distributor. You will not instruct, direct or permit any of your Representatives to take any action or to fail to take any action which if taken or not taken by you would be a default hereunder. You will be responsible for the actions of your officers, directors, principals, employees and Representatives, and any action or failure to act by any such individual will be deemed to be an action or failure to act by you.

(g) No Market Timing. You will not adopt, implement, offer or participate in any program, plan, arrangement or service to allocate premiums, considerations or investments with respect to any Variable Company Product for market timing, asset allocation or other purposes, whether conducted under powers of attorney or otherwise, without the prior written consent of the Distributor in each instance.

(h) Prospectuses. The Distributor will, at your request, provide you with copies of the Prospectuses without expense. You will provide Prospectuses without expense to Qualified Retailers writing business through you for delivery to prospective purchasers of Variable Company Products.

(i) No Misrepresentations. You will not make any oral or written statement concerning a Variable Company Product which is contrary to or inconsistent with the policy or contract therefore, the Prospectuses or the Approved Sales Materials with respect thereto.

(j) No Suitability Advice. You will not give any advice to a Qualified Retailer or a Qualified Representative concerning suitability.

(k) Limited Authorization. The authorization granted in this Agreement will not be effective with respect to any BGA until the BGA’s Brokerage General Agent Agreement has been amended to include Variable Company Products, and your authority to distribute Variable Company Products jointly with any BGA will terminate at any time that (1) the BGA’s Brokerage General Agent Agreement is terminated, (2) the BGA is no longer authorized to distribute Variable Company Products thereunder or (3) the Distributor gives notice that the BGA is in default under its Brokerage General Agent Agreement (unless the Distributor has subsequently given written notice to you that the default has been cured).

4.     LIMITS OF AUTHORITY

(a) No Modification of Terms. You will not alter, modify, waive or change any of the terms, rates, or conditions of any Company Product.

(b) Compliance with Laws, etc. You will comply with all applicable federal and state laws and regulations (including without limitation, securities laws and regulations), FINRA rules and Distributor Policies relating to the services to be provided by you pursuant to this Agreement. You will promptly notify the Distributor in writing if you receive notice of any governmental inquiry concerning compliance by you, any of your Representatives or any Qualified Retailer with any laws or regulations or FINRA rules.

(e) Premium Checks. You will not accept any sums on behalf of the Company other than checks in payment of the first premium signed by an applicant. You will not endorse checks payable to the Company or pay premiums out of your account.

(f) No Replacements. You will not encourage a prospective purchaser to surrender or exchange an insurance policy or contract issued by a Company in order to purchase a Company Product without the prior written consent of the Company issuing the original policy or contract. No compensation will be paid on unauthorized surrenders or exchanges.

(g) No Bank Sales. You will not, without the prior written consent of the Distributor, (1) solicit purchasers for Company Products on or from the premises of a banking, savings, or similar institution (“Bank”) or (2) utilize Bank contacts, referrals or lists of customer or employees to solicit purchasers for Company Products.

(h) Delivering Applications. You will forward all completed applications, checks and supporting materials to the Distributor promptly following receipt thereof. The Company reserves the right to accept or reject any application in its sole discretion.

(i) Delivering Policies. You will deliver policies and contracts issued by the Company to purchasers promptly following receipt thereof. You will not deliver a policy or contract (1) until all outstanding requirements have been satisfied and the initial premium has been paid or (2) if there has been a change in the health, avocation, or occupation of the proposed insured since the date of the original application.

(j) Approved Sales Materials. The Distributor will, on request, provide you with copies of Approved Sales Materials, and you will deliver the same to the Qualified Retailers writing through you. You will not use or distribute any other illustrations, brochures, sales scripts, seminar or other types of presentations, advertising, direct mailing or other sales materials relating to the Company or the Company Products without the prior written approval of the Company or the Distributor.

(k) Protecting Names and Trademarks. You will not use the name of the Distributor or the Company or any trademark, service mark, symbol or trade style of the Distributor or the Company without the express written consent of the Distributor or the Company, as the case may be.

(l) Fidelity Bond. You will, at all times during the term hereof, maintain a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company covering all your directors, officers, employees, representatives and agents, including your Representatives, who have access to funds. Such bond shall be, at least, of the form, type and amount required under FINRA Conduct Rules. The Distributor may from time to time require evidence, satisfactory to them, that such coverage is in force, and you will give prompt written notice to the Distributor of any cancellation or change of coverage. You assign all proceeds received from the fidelity bonding company to the Distributor and the Company to the extent of any loss realized or incurred by the Company due to activities covered by the bond. If there is any deficiency amount, as a result of a deductible provision or otherwise, you will promptly pay to the Company such amount on demand.

(m) Books and Records. You will keep full and accurate books and records of the business you transact pursuant to this Agreement in accordance with the requirements of the SEC, FINRA and any other regulatory agency having jurisdiction over such activities. You will make all such books and records available for inspection by representatives of the Distributor and the Company at your offices on reasonable demand at any time during normal business hours.

(n) Cooperation. You will cooperate with the Distributor and the Company in any judicial or regulatory investigation, proceeding or inquiry relating to the solicitation of purchasers for and/or servicing of the Variable Company Products and promptly advise the Distributor of any notice or communication you may receive in connection therewith.

(o) Complaints. You will promptly forward to the Distributor a copy of each complaint received from a customer, a Qualified Retailer or a regulatory agency concerning the solicitation of purchasers for and/or servicing of the Variable Company Products pursuant to this Agreement. You will provide such information with respect to each complaint as the Distributor may request and cooperate with the Distributor in resolving the same.

(p) SOLI Sales. You will not distribute, or permit any of your Representatives to distribute, a Variable Company Product to a Qualified Retailer if you know or have reason to believe that such Qualified Retailer intends to sell such Product, in whole or part, for the purpose of resale or to otherwise transfer any of the rights of ownership or benefits under the policy directly or indirectly to a third party. You will not endorse, promote, encourage or participate in any program to sell Variable Company Products with the intention or expectation of effecting life settlements or otherwise directly or indirectly creating or transferring any rights of ownership or benefits in whole or part to a person who is not related to the insured or does not have a pre-existing insurable interest under state law. You will promptly notify Distributor of any sale or prospective sale of a Variable Company Product if you discover, are notified or have a reasonable basis to suspect that a Variable Company Product is being purchased with the intention or expectation of resale or other direct or indirect transfer of any rights or benefits of the purchaser or any beneficiary thereunder in whole or part. You acknowledge that the use of financing to purchase a Variable Company Product may be a reasonable basis to suspect that a purchase is being made with the intention or expectation of resale or transfer.

(r) U.S. Patriot Act. You will comply with the U.S. Patriot Act and all other customer identification, anti-money laundering, anti-terrorism and similar laws and regulations (collectively, “AML”), and the Companies and Distributor may rely on you to so comply. You will, on request, provide Distributor with such certificates of compliance as Distributor may reasonably request. You will require all Agents to complete required AML training and provide verification of the same to Distributor on request. You will promptly notify Distributor if you detect suspicious customer activity and cooperate with Distributor and the Companies in testing the effectiveness of their AML programs, including testing of the requirements in this section.

(s) You will promptly execute and deliver such certificates as the Distributor may from time to time request confirming your compliance with applicable laws and regulations and this Agreement.

5.     COMPENSATION

(a) Compensation Paid to BGAs. No compensation will be due and payable under this Agreement. You will look solely to the BGAs for payment of compensation in connection with the performance of your obligations hereunder, and neither you nor any of your Representatives will have any claim against the Distributor or the Company in connection therewith. The agreement of the Distributor to pay compensation to the BGAs in connection with the sale and servicing of Variable Company Products in accordance with the terms and condition of their respective Brokerage General Agent Agreements will constitute consideration to you hereunder.

(b) Expenses. Except as otherwise provided in this Agreement, you will pay all expenses incurred by you and your Representatives in the performance of your obligations hereunder.

6.     CONFIDENTIALITY

(a) Confidential Information. You will keep confidential all information provided by the Distributor or the Company about them or the Company Products, including without limitation business practices, marketing strategies, computer programs, rate manuals and printed and electronic data. You will only use such information for the purposes contemplated herein and shall not disclose any such information to third parties, including without limitation Qualified Retailers writing through you, except to the extent otherwise provided herein.

(b) Nonpublic Personal Information. You will not use any “nonpublic personal information” as defined in the Gramm-Leach-Bliley Act (the “GLB”) or any other information subject to privacy laws or regulations for any purpose or disclose such information to any other person except as otherwise permitted by the GLB or such other law or regulation.

(c) Return of Information. Upon termination of this Agreement, you will promptly return to the Distributor all information, whether in written or electronic form, provided by the Distributor or the Company or developed from such information, all of which are and shall be throughout the term hereof property of the Distributor and/or the Company.

7.     INDEMNITY

You will indemnify and hold the Company and the Distributor harmless from and against any actual or threatened liabilities, losses, costs, claims and damages, including reasonable legal fees and expenses, arising out of or based upon any default hereunder, negligence or misconduct on its part or by any its officers, employees, representatives or agents, including your Representatives. The Distributor will indemnify and hold you harmless from and against any actual or threatened liabilities, losses, costs, claims and damages, including reasonable legal fees and expenses, arising out of or based upon any default hereunder, negligence or misconduct on its part or by any its officers, employees, representatives or agents.

8.     TERMINATION

(a) Either party may terminate this Agreement without cause on not less than thirty (30) days prior written notice.

(b) This Agreement will terminate if you dissolve or become bankrupt or insolvent.

(c) This Agreement will terminate at such time as the last remaining General Agent Agreement with a BGA terminates. The Distributor and its affiliates reserve the right in their sole discretion to determine whether or not to terminate any General Agent Agreement with or without cause.

(d) This Agreement may be terminated by either party upon the giving of written notice following any default of the material provisions of this Agreement by the other in the performance of its obligations hereunder.

(e) Upon the termination of this Agreement, neither party shall have any rights or obligations hereunder except that Articles 5, 6, 7 and 9 will survive termination.

9.     ARBITRATION

Any controversy, claim or dispute of any kind whatsoever arising out of or relating to this Agreement or any actual or alleged breach thereof shall be resolved by submitting such controversy, claim or dispute to binding arbitration administered by FINRA under the arbitration rules of FINRA then in effect. In the event FINRA declines to hear such controversy, claim or dispute, it shall be resolved by submitting the same to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. Depositions of witnesses will not be permitted in preparation for the arbitration hearing except for the purpose of the preservation of testimony to be submitted at the final hearing and except as permitted by the arbitrators upon a finding of extraordinary need. Judgment on any award rendered by the arbitrators may be entered in any court, state or federal, having jurisdiction thereof. No party to this agreement will seek to recover consequential, exemplary and/or punitive damages against the other party, except as may be recoverable as a claim for indemnification as elsewhere permitted herein. Notwithstanding the foregoing, any party to this Agreement may assert a crossclaim or a third party claim against another party to this Agreement in any pending litigation filed by a third party. Upon motion of any party, the arbitrators may stay the arbitration to permit resolution of any factual or legal issues that are pending in litigation filed by a third party. It is the intent of this Agreement that all disputes shall be resolved in the most efficient and fair manner possible under the circumstances.

10.     GENERAL PROVISIONS

(a) Assignments. You may not assign any rights or delegate any obligations hereunder without the prior written consent of the Distributor, which shall not be unreasonably withheld.

(b) Entire Agreement. This Agreement contains the entire agreement between the parties.

(c) Amendments. Except as otherwise provided herein, this Agreement may not be altered, interpreted, amended, or modified except by a writing signed by the Broker-Dealer and the Distributor.

(d) No Waiver of Provisions. The failure of any party to enforce any provision of this Agreement does not constitute a waiver of that provision. No waiver of any provision shall be effective unless such waiver is stipulated in writing and signed by the Distributor and shall not constitute a waiver of such provision in the future except as specifically provided therein.

(e) Prior Agreements. This Agreement replaces all prior agreements between you and the Distributor and/or the Company as to the future solicitation of purchasers for and servicing of life insurance and annuity products of the Company. Prior agreements, if any, will continue in effect as to the servicing of prior sales and your right to compensation thereunder.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

(g) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) Notices. All notices under this Agreement shall be given in writing. Each such notice shall be either hand delivered or transmitted by overnight carrier or certified United States mail, return receipt requested, to the last known address of the addressee and shall be effective upon delivery.

(i) Authorized Representative. No writing shall be of any force or effect as against the Distributor or the Company unless signed on its behalf by an officer or such other person as may be designated in writing by a Senior Vice President thereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(j) Effective Date. This Agreement will take effect on the date, following receipt by the Distributor of a signed counterpart of this Agreement from you, on which the Distributor enters into this Agreement, as set forth below.

11.     DEFINITIONS

(a) “Approved Sales Materials” means illustrations, brochures, sales scripts, seminar or other types of presentations, advertising, direct mailings and any other sales materials relating to the Company or the Company Products provided to you by the Company or the Distributor.

(b) “Company” means Equitable Financial Life Insurance Company, Equitable Financial Life Insurance Company of America, Equitable Financial Life and Annuity Company or an insurance company affiliate or subsidiary of any of the foregoing, as the case may be, which is the issuer of a particular policy or contract.

(c) “Company Products” means the life insurance and annuity products which a BGA is authorized to distribute from time to time pursuant to its General Agent Agreement.

(d) “Compensation” means compensation of any kind, whether called commissions, fees or any other name.

(e) “Distributor” means Equitable Distributors, LLC.

(f) “Distributor Policies” means the rules and procedures issued by the Distributor or the Company from time to time with respect to the solicitation and/or servicing of the Company Products.

(g) “General Agent Agreement” means the General Agent Agreement with a BGA, as now or hereafter modified and amended.

(h) “Letter Ruling” means the letter ruling issued by the staff of the Securities and Exchange Commission to Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995) or any successor letter ruling with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer.

(i) “FINRA” means the Financial Industry Regulatory Authority.

(j) “Networking Agreement” means a written agreement between a BGA and you which complies with the terms and conditions of the Letter Ruling.

(k) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(l) “Prospectuses” shall mean all product prospectuses, trust prospectuses and statements of additional information relating to the Variable Company Products and such other materials as the Distributor shall determine to be necessary or desirable to distribute to prospective purchasers of the Variable Sales Products.

(m) “Qualified Retailer” means (1) a broker-dealer who is also an insurance agency or (2) a broker-dealer and its associated insurance agency, as the case may be, authorized to distribute Company Products pursuant to a Broker Dealer and General Agent Sales Agreement with the Distributor.

(n) “You” shall mean the entity entering into this Agreement as the Broker-Dealer below.

(o) “Variable Company Products” means the Company Products that are subject to regulation by the Securities and Exchange Commission.

This Agreement is entered into as of                             .

Brokerage-Dealer:	Distributor:

(BROKER DEALER NAME)	Equitable Distributors, LLC

Signature:	Signature:
Name:	Name:
(Please print name)	(Please print name)
Title:	Title:

Schedule 1

to Wholesale Broker-Dealer Supervisory And Sales Agreement

List of BGA’s

The BGA’s referred to in the foregoing Supervisory and Sales Agreement are:

[Insert names, addresses, telephone numbers of BGA’s above signature.]

[Name of Broker-Dealer]

By:
Name:
Title: